Exhibit 99.1

For Immediate Release

ChyronHego Reports Profit for the

Second Quarter 2014

MELVILLE, NY-- (Marketwired – August 11, 2014) - ChyronHego Corporation (NASDAQ: CHYR), a global leader in broadcast graphics creation, playout, and real-time data visualization with a wide variety of products and services for live television, news and sports production, today announced its financial results for the second quarter ended June 30, 2014.

Second Quarter Financial Highlights:

●	Net income of $2.9 million in Q2 2014 compared to a net loss of $2.1 million in Q2 2013;
●	First profitable quarter since Q2 2011;
●	Excluding a mark to market adjustment described below, net income of $0.8 million in Q2 2014;
●	Q2 2014 revenues increased 37% to $14.7 million compared to $10.7 million in Q2 2013;
●	Operating income in Q2 2014 of $3.0 million compared to operating loss in Q2 2013 of $1.9 million; and
●	Excluding the mark to market adjustment, operating income of $0.8 million in Q2 2014.

President and CEO Johan Apel commented, “We are very excited to show our first profitable quarter since Q2 2011. Our efforts in both keeping costs under control and driving revenue growth are bearing fruit. We are expecting growth in revenues to continue in the coming quarters. In terms of revenues, we are ahead of plan in both the U.S. and Europe and we have a positive outlook regarding the development of these markets. Our customers are investing with us and they appreciate our efforts to create the most complete offering within broadcast graphics.”

Mr. Apel added, “We closed the acquisition of ZXY Sport Tracking AS on April 30th and they have since received orders from several new customers. The WeatherOne AS acquisition closed on July 1st and we expect to see positive impact from their operations in the Q3 financials.”

Second Quarter 2014 Financial Results

The financial results for the second quarter of 2013 include the results of operations for Hego and its subsidiaries from May 22, 2013, the closing date of the transaction, through June 30, 2013.

Revenues for the second quarter of 2014 increased 37% to $14.7 million as compared to $10.7 million in the second quarter of 2013. This $4.0 million increase was primarily driven by the contribution of services from the 2013 merger with Hego, which included a sale of tracking systems to a European Soccer League.

Gross profit margin for the second quarter of 2014 was 62%, down from 68% in Q2 2013. Services, increasing to 48% of revenues as compared to 37% in Q2 2013, carry a lower gross profit margin than products.

Operating expenses for the second quarter of 2014 were $8.3 million, excluding the benefit of the mark to market adjustment of $2.2 million, compared to $9.2 million in the second quarter of 2013. Research & development (R&D) expenses were $2.1 million, down 9% from $2.3 million in the second quarter 2013, primarily due to inclusion of Hego R&D expenses for a full quarter, offset by cost savings from the 2013 workforce reduction. Sales and marketing (S&M) expenses were $4.8 million, up 46% from $3.3 million in Q2 2013, also due to the incremental costs from the Hego merger. General and administrative (G&A) expenses were $1.4 million, a decrease of $2.2 million from $3.6 million in the second quarter of 2013. The decrease was primarily due to inclusion in Q2 2013 of $2.0 million in merger-related expenses.

Operating income for the second quarter of 2014 was $3.0 million and included the benefit of a $2.2 million change in the fair value of our contingent consideration. This compares to a $1.9 million operating loss in Q2 2013 which included merger-related expenses and restructuring costs of $2.6 million.

Net income for the second quarter of 2014 was $2.9 million, or $0.08 per basic and diluted share, as compared to a net loss of $2.1 million, or $(0.09) per basic and diluted share, in the second quarter of 2013. Excluding the mark to market benefit of $2.2 million from revaluation of the contingent consideration, the Company would have reported net income of $0.8 million for the second quarter of 2014. This compares to a net income in Q2 2013 of $0.5 million, excluding $2.6 million of merger-related expenses and restructuring costs.

Six Month Results

The financial results for the first half of 2013 include the results of operations for Hego and its subsidiaries from May 22, 2013, the closing date of the transaction, through June 30, 2013.

Revenues for the first half of 2014 were $27.3 million, up $8.6 million or 46% over the comparable prior year period. Product revenues were $13.4 million and represent 49% of total revenues. This represents an increase of 6% over the first half of 2013. Service revenues were $13.9 million and represent 51% of total revenues. This represents an increase of 131% over the first half of 2013.

Gross profit margin declined to 62% in the first half of 2014 as compared to 70% in the first half of 2013 due to the change in product mix resulting from the large increase in service revenues from the merger with Hego. Operating loss in the first half of 2014 was $0.1 million compared to $2.7 million in the first half of 2013. First half of 2014 includes a charge of $0.4 million resulting from the change in fair value of the contingent consideration. First half of 2013 includes charges of $3.3 million in merger related expenses and restructuring costs.

The net loss for the first half of 2014 was $0.3 million including the $0.4 million charge for the change in fair value of the contingent consideration. This compares to a net loss of $3.0 million which includes $3.3 million in merger related expenses and restructuring costs.

Operating income (loss) and net income (loss) amounts shown herein, that are exclusive of certain mark to market changes in the fair value of contingent consideration and merger-related expenses and restructuring costs, are not U.S. generally accepted accounting principles basis operating income (loss) and net income (loss), and are reported herein solely to disclose the operating income (loss) and net income (loss) amounts that might have been reported had these items not been recognized, as a basis for comparison between periods. Management believes that disclosing operating income (loss) and net income (loss) exclusive of these amounts for the second quarter and six months of 2014 and 2013 provides an alternative basis on which to compare results between the periods and an understanding of earnings that would have resulted in the 2014 and 2013 periods had these amounts not been recognized.

Conference Call and Webcast: Fourth Quarter Financial Results

ChyronHego management will host a conference call on Monday, August 11, 2014 at 10:00 a.m. Eastern Time to review the second quarter 2014 results. Participants using the telephone should dial 877-303-9145 (U.S. and Canada) or 760-536-5203 (International) and refer to conference code 82854996. Web participants are encouraged to go to http://investor.chyronhego.com (click on Events & Presentations). A replay will be available shortly after the call on http://investor.chyronhego.com.

About ChyronHego

ChyronHego (NASDAQ: CHYR) is a global leader in broadcast graphics creation, playout and real-time data visualization with a wide range of products and services for live television, news and sports production. Joining forces in 2013, with over 80 years of combined industry expertise, Chyron and Hego Group offer award-winning solutions — such as the TRACAB™ player tracking system and end-to-end BlueNet™ graphics workflow — under the collective ChyronHego brand. Headquartered in Melville, N.Y., the Company also has offices in the Czech Republic, Denmark, Finland, Germany, Mexico, Norway, Singapore, Slovak Republic, Sweden, and the United Kingdom. For more information on ChyronHego, visit www.chyronhego.com.

Special Note Regarding Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to (i) our belief that our business is more balanced and predictable in terms of geographies and products and services; (ii) our belief that as a result of the merger we have an exceptionally strong product offering backed up by extensive product development and engineering resources and strong global service and support capability; and, (iii) our belief that we are assuming a normalized level of operating expenses and anticipate that our future results should show growth in revenues. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: current and future economic conditions that may adversely affect our business and customers; potential fluctuation of our revenues and profitability from period to period which could result in our failure to meet expectations; our ability to maintain adequate levels of working capital; our ability to successfully maintain the level of operating costs; our ability to obtain financing for our future needs should there be a need; our ability to incentivize and retain our current senior management team and continue to attract and retain qualified scientific, technical and business personnel; our ability to develop, introduce and sell other new products and services; rapid technological changes and new technologies that could render certain of our products and services to be obsolete; competitors with significantly greater financial resources; introduction of new products and services by competitors; challenges associated with expansion into new markets; failure to stay in compliance with all applicable NASDAQ requirements that could result in NASDAQ delisting our common stock; and, other factors discussed under the heading "Risk Factors" contained in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2013 which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time. All information in this press release is as of the date of the release and we undertake no duty to update this information unless required by law.

- Financial Tables on Following Pages -

CHYRONHEGO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Product revenues	$7,654	$6,744	$13,435	$12,718
Service revenues	7,050	3,972	13,890	6,015
Total revenues	14,704	10,716	27,325	18,733
Gross profit	9,076	7,331	16,812	13,053
Operating expenses:
Selling, general and administrative	6,139	6,836	12,250	11,587
Research and development	2,128	2,345	4,306	4,125
Change in fair value of contingent consideration	(2,156)	-	400	-
Total operating expenses	6,111	9,181	16,956	15,712
Operating income (loss)	2,965	(1,850)	(144)	(2,659)
Interest and other income (expense), net	(49)	(134)	(245)	(231)
Income (loss) before taxes	2,916	(1,984)	(389)	(2,890)
Income tax (expense) benefit, net	37	(93)	125	(104)
Net income (loss)	2,953	(2,077)	(264)	(2,994)
Less: Net income attributable to non-controlling interests	6	8	31	8
Net income (loss) attributable to ChyronHego shareholders	$2,947	$(2,085)	$(295)	$(3,002)
Net income (loss) per common share attributable to ChyronHego shareholders -
Basic	$0.08	$(0.09)	$(0.01)	$(0.15)
Diluted	$0.08	$(0.09)	$(0.01)	$(0.15)
Weighted average number of common and common equivalent shares outstanding:
Basic	35,089	22,989	33,114	20,191
Diluted	36,090	22,989	33,114	20,191

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	June 30,	December 31,
	2014	2013
Assets:
Cash and cash equivalents	$4,972	$5,266
Accounts receivable, net	10,077	7,781
Inventories, net	1,587	2,816
Other current assets	2,810	2,525
Total current assets	19,446	18,388
Goodwill and intangible assets, net	32,878	27,916
Other non-current assets	4,467	4,348
Total assets	$56,791	$50,652
Liabilities and shareholders' equity:
Current liabilities	$15,363	$17,152
Non-current liabilities	13,938	18,033
Total liabilities	29,301	35,185
Shareholders' equity	27,490	15,467
Total liabilities and shareholders' equity	$56,791	$50,652

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Contact:

ChyronHego Investor Relations

Tel: (631) 845-2000, press 6

Email: Investor.Relations@chyronhego.com

Source: ChyronHego

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